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Listed	Symbol	web site address:

TSX NYSE	CCO CCJ	www.cameco.com

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3  Canada
Tel: (306) 956-6200 Fax: (306) 956-6201

Cameco To Announce Earnings from Bruce Power on April 25

Saskatoon, Saskatchewan, Canada, April 22, 2003

Cameco Corporation will report its share of Bruce Power’s first quarter results on April 25, 2003. Full first quarter results for Cameco will be released on May 2, 2003.

The earlier release of the Bruce Power results is timed to coincide with TransCanada PipeLines Limited’s first quarter results, which also include earnings from Bruce Power. Cameco and TransCanada each have a 31.6% interest in the Bruce Power Limited Partnership.

Cameco plans to hold a conference call on May 5, 2003 to discuss the full quarter results. The details of the conference call will be included in the May 2 news release.

Cameco, with its head office in Saskatoon, Saskatchewan, is the world’s largest uranium supplier. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

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Media & investor inquiries:	Alice Wong	(306) 956-6337

Investor inquiries:	Bob Lillie	(306) 956-6639

Media inquiries:	Lyle Krahn	(306) 956-6316